Exhibit 99 (b)

CONTACT: Delphi — Media Contact Claudia Baucus — 248-813-2942
Delphi Receives Final Court Approval of
$4.5 Billion Financing Package
Court Approves $2 Billion DIP Financing and
$2.5 Billion Adequate Protection Package for Prepetition Financing Facilities
Court Also Approves Adequate Protection Package for
Customers and Suppliers
Global Operations and Shipments to Customers Continue Without Interruption
     TROY, Mich. — October 27, 2005 — Delphi Corp. (OTC: DPHIQ) announced today that it has received final Court approval of a $2 billion senior secured debtor-in-possession (DIP) financing facility being provided by JPMorgan Chase and Citigroup Global Markets Inc. and final approval of an adequate protection package for the Company’s $2.5 billion prepetition secured revolver and term loan facilities. The final financing package includes provisions that the Court determined also adequately protect customers and suppliers with allowable set-off and recoupment claims and permits them to continue ordinary course business relationships with Delphi.
     On October 11, 2005, the Court granted interim approval of $950 million of the DIP financing and an interim adequate protection package for the $2.5 billion prepetition facilities pending a final hearing which was held today.
     “We are pleased with the Court’s final approval of our financing package, which is a significant milestone in our restructuring,” said Robert S. “Steve” Miller, Chairman and Chief Executive Officer of Delphi. “The proceeds of the DIP financing together with cash generated from daily operations and cash on hand will be used to fund postpetition operating expenses and other payments authorized by the Bankruptcy Court, including supplier obligations and employee wages, salaries and benefits.”
     Miller added, “We are gratified by the support we have received from our lenders and the confidence they have displayed in Delphi by providing this DIP financing and consenting to the adequate protection packages for our prepetition lenders, customers and suppliers to be put in place. We are also grateful to our customers and suppliers for their loyalty during our restructuring. Since the chapter 11 filing, our business has continued to operate well — without a single disruption in supply to our global customers. These achievements are due, in large part, to the support we have received from our suppliers, customers and plant workers.”
     A copy of the signed final order approving the financing transactions is expected to be docketed by the Bankruptcy Court and posted on www.delphidocket.com on October 28. The Court also approved a series of other motions at today’s regular monthly omnibus hearing including final orders authorizing the continuation of Delphi’s global cash management system and approving procedures for the sale of non-core de minimis assets where net proceeds are $10 million or less in each transaction.
     Delphi’s Chapter 11 cases were filed on October 8, 2005 in the United States Bankruptcy Court for the Southern District of New York and have been assigned to the Honorable Robert D. Drain under lead case number 05-44481 (RDD).
     More information on Delphi’s U.S. restructuring, including access to Court documents and other general information about the chapter 11 cases, is available at www.delphidocket.com. Delphi has also set up two separate toll-free information lines: one for specific supplier inquiries, 866-688-8679 or 248-813-2601, and another for employees, customers, shareholders and other interested parties, 866-688-8740 or 248-813-2602. For more information about Delphi and its operating subsidiaries, visit Delphi’s Media Room at www.delphi.com/media/. Information on the case can also be obtained on the Bankruptcy Court’s web site with Pacer registration:
http://www.nysb.uscourts.gov.
This press release as well as other statements made by Delphi may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession (DIP) facility; the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and associates; and the ability of the Company to attract and retain customers. Other risk factors are listed from time to time in the Company’s SEC reports, including, but not limited to the annual report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report on Form 10-Q and current reports on Form 8-K. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.
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